Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2018, relating to the consolidated financial statements of Ooma, Inc. and subsidiaries (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended January 31, 2018.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

April 2, 2018